UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): November 14, 2018

Novo Integrated Sciences, Inc.

(Exact name of small business issuer as specified in its charter)

Nevada	333-109118	59-3691650
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

11120 NE 2nd Street, Suite 200, Bellevue, WA 98004

(Address of principal executive offices)

(206) 617-9797

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on October 10, 2018, Novo Integrated Sciences Inc. (the “Company”) and Novo Healthnet Limited (“NHL”), a wholly owned subsidiary of the Company, executed a binding letter of intent (“LOI”) with CannaPiece Group Inc. (“CannaPiece”). Pursuant to the terms of the LOI, NHL agreed to enter into a joint venture relationship with CannaPiece, and CannaPiece agreed to invest in the Company. The Company and CannaPiece also agreed to enter into a share exchange agreement resulting in each of the Company and CannaPiece having an interest in the other company.

Pursuant to the terms of the LOI, the parties agreed to the following:

1.	CannaPiece will purchase from the Company CAD $5,000,000 (approximately USD $3,868,988 as of October 16, 2018) worth of the Company’s shares. The share price will be determined by a 30-day closing average based on the 30-day period ending on October 10, 2018 and the application of a market acceptable discount to the determined average.
2.	CannaPiece, the Company and NHL will enter into a share exchange agreement pursuant to which (a) NHL will own or control 25% of CannaPiece’s common stock, and (b) CannaPiece will own or control CAD $25,000,000 (approximately USD $19,346,938 as of October 16, 2018) worth of the Company’s stock, which value will be established by a 30- day closing average based on the 30-day period ending on October 10, 2018, and the application of a market acceptable discount to the determined average. The CAD $25,000,000 value is based on a pre-revenue, post-licensing evaluation of CannaPiece in the amount of CAD $100,000,000.
3.	The Company will have the right to appoint one board member on CannaPiece’s board of directors, and CannaPiece will have the right to appoint one board member on the Company’s board of directors.
4.	CannaPiece will rollout a clinic cannabis access program in all applicable Novo network clinics.
5.	CannaPiece will enter into a case conference program with applicable Novo network stakeholders.

The LOI provides that the parties will carry out due diligence and will proceed reasonably and in good faith toward the negotiation and execution of definitive documentation regarding the transactions that are the subject of the LOI. Closing of the transaction is conditioned upon the following, among other customary closing conditions, including receipt of required regulatory approvals:

(a)	Completion of due diligence,
(b)	CannaPiece’s continuing toward full cannabis license producer status and not having the license application compromised in any way, and
(c)	The Company shares that will be the subject of the share exchange will be held in escrow until CannaPiece receives licensed producer status.

Pursuant to the terms of the LOI, if a definitive agreement was not executed by the parties on or before November 15, 2018 (or such other date agreed to by the parties), the LOI will terminate.

On November 14, 2018, the Company, NHL and CannaPiece entered into an amendment to the LOI (the “Amendment”) that had the effect, among other things, of:

1.	Extending the termination date of the LOI to December 15, 2018,
2.	Providing that, with regard to the CAD $5,000,000 worth of shares of the Company to be purchased by CannaPiece:

a.	CannaPiece will enter into a USD $500,000 subscription agreement at a per share price of USD $0.92 no later than November 15, 2018 (“Subscription Agreement #1”), and
b.	CannaPiece will enter into a subscription agreement at a per share price of USD $0.92 no later than December 15, 2018 (“Subscription Agreement #2”), the full amount of which will be determined by calculating the USD to CAD conversion of USD $500,000 for Subscription Agreement #1, and subtracting this amount from the CAD $5,000,000 total subscription amount referenced in the LOI.

The foregoing description of the Amendment is a summary only and is qualified in its entirety by reference to the full text of such document, filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On November 20, 2018, the Company issued a press release announcing that (i) on November 14, 2018, the Company, NHL and CannaPiece entered into the Amendment, and (ii) on November 16, 2018, the Company accepted a $501,928.99 Subscription Agreement from CannaPiece for 545,575 shares of the Company’s restricted common stock, resulting in an effective price per share of $0.92. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information contained in the website is not a part of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment to Letter of Intent dated November 14, 2018 by and between the registrant, Novo Healthnet Limited, and CannaPiece Group, Inc.
99.1	Press release of the registrant dated November 20, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novo Integrated Sciences, Inc.

Dated: November 20, 2018	By:	/s/ Christopher David
Christopher David
President